Exhibit 4.2

CERTIFICATE OF DESIGNATION

OF SERIES A PREFERRED STOCK OF

ECO INTEGRATED TECHNOLOGIES, INC.

Pursuant to Section 151(g) of the Delaware General Corporation Law, I, Jess Rae Booth, President of Eco Integrated Technologies, Inc., a Delaware corporation (the “Company”), hereby certifies that the following is a true and correct copy of a resolution duly adopted by the Company’s Board of Directors on January 29, 2015, and that said resolution has not been amended or rescinded and is in full force and effect at the date hereof:

RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Company by the Company’s Certificate of Incorporation, as amended to date, the Board of Directors hereby adopts and approves the Certificate of Designation establishing the terms of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”), as follows:

Section 1.          Designation and Amount. The shares of such series shall be designated as “Series A Preferred Stock.” The Series A Preferred Stock shall have a par value of $0.0001 per share, and the number of shares constituting such series shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the exercise of any options, rights or warrants issuable upon conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

Section 2.          Proportional Adjustment. In the event that the Company shall at any time after the issuance of any share or shares of Series A Preferred (a) declare any dividend on the common stock of the Company, par value $0.0001 per share (the “Common Stock”), payable in shares of Common Stock, (b) subdivide the outstanding Common Stock or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Preferred Stock by an amount the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 3.          Dividends and Distributions. The shares of Series A Preferred Stock shall have no rights to receive any dividends or distributions in the nature of dividends and the Board shall not declare any dividends, or distributions in the nature of dividends, with respect to shares of Series A Preferred Stock.

Section 4.          Voting Rights. Subject to the provision for adjustment under Section 2 above, each share of Series A Preferred Stock shall entitle the holder thereof to 10 votes on all matters submitted to a vote of the stockholders of the Company and the holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting of the Company.

Certificate of Designation – Series A Preferred

Section 5.           Liquidation, Dissolution or Winding Up.

(a)          Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to $0.0001 per share of Series A Preferred Stock (the “Series A Liquidation Preference”).

(b)          In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Section 6.          Consolidation, Merger, etc. In the event that the Company shall enter into any consolidation, merger, combination, conversion, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock, securities, cash and/or any other property (payable in kind), then in any such case the shares of Series A Preferred Stock shall at the same time be redeemed at a price equal to the Series A Liquidation Preference.

Section 7.          Ranking. The Series A Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 8.          Amendment. At any time when any shares of Series A Preferred Stock are outstanding, neither the Charter of the Company nor this Certificate of Designation shall be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class.

IN WITNESS WHEREOF, this Certificate of Designations has been signed on this 29th of January 2015, and the signature of the undersigned shall constitute the affirmation and acknowledgement of the undersigned, under penalties of perjury, that this Certificate is the act of the undersigned and that the facts stated in this Certificate are true.

ECO INTEGRATED TECHNOLOGIES, INC.

By:	/s/ Jess Rae Booth
Name: Jess Rae Booth, Chief Executive Officer

Certificate of Designation – Series A Preferred	2